Exhibit (c)-(4)

AirMedia Group Inc. June 24, 2016
Fairness Analysis Presented to the Special Committee of Independent Directors The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by Duff & Phelps, LLC.
Reproduction, publication, or dissemination of portions hereof may not be made without the prior approval of Duff & Phelps, L LC.

Duff & Phelps’ Disclaimer • The following pages contain materials that are being provided by Duff & Phelps, LLC (“Duff & Phelps”) to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of AirMedia Group Inc. (“AirMedia” or the “Company”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein). • The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with their evaluation of the Proposed Transaction and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps. • Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither Duff & Phelps, nor any of their respective legal or other advisors, take any responsibility for the accuracy or completeness of any of the materials if used by persons other than the Special Committee. • These materials are not intended to represent an Opinion but rather to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion. The Special Committee should assess Duff & Phelps’ presentation together with such Opinion. • The accompanying material does not, and any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; or (iii) create any fiduciary duty on Duff & Phelps’ part to any party. • The information utilized in preparing this presentation was obtained from the Company and from public sources. Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future of the Company’s business. Duff & Phelps did not independently verify such information used in the context of this presentation. • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction. • Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“DPS”), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for certain investment banking services if requested by the Special Committee. CONFIDENTIAL 2

3 CONFIDENTIAL
Table of Contents 1.Introduction and Transaction Overview 2.Valuation Analysis –Discounted Cash Flow Analysis –Selected Public Companies Analysis Appendix 1.Assumptions, Qualifications, and Limiting Conditions 2.Selected M&A Transactions Analysis 3.Summary of Premiums Paid – Supplemental

Introduction and Transaction Overview Section 01

5 CONFIDENTIAL Introduction and Transaction Overview The Engagement Duff & Phelps was retained by the Special Committee and the Company to serve as independent financial advisor to the Special Committee (solely in its capacity as such). Specifically, Duff & Phelps has been asked to provide an opinion (the “Opinion”) to the Special Committee as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US$0.001 per share, of the Company (each, a “Share” and collectively, the “Shares”), other than the Excluded Shares (as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing two Shares (each, an “ADS” and collectively, “ADSs”), other than the ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). The Proposed Transaction It is Duff & Phelps’ understanding that the Company, AirMedia Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and AirMedia Merger Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of September 29, 2015 (the “Merger Agreement”). Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company will be the surviving company, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares) will be cancelled in exchange for the right to receive US $3.00 in cash per Share without interest (the “Per Share Merger Consideration”) and each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will be cancelled in exchange for the right to receive US $6.00 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement. For the purposes of this presentation, “Excluded Shares” shall mean, collectively, (i) the Rollover Shares (as defined in the Merger Agreement), (ii) Shares (including ADSs corresponding to such Shares) held by Parent, Merger Sub, the Company or any of their respective Subsidiaries (as defined in the Merger Agreement), and (iii) Shares (including ADSs corresponding to such Shares) held by the Depositary (as defined in the Merger Agreement) and reserved for issuance and allocation (but not yet allocated) pursuant to the Share Incentive Plans (as defined in the Merger Agreement).

6 CONFIDENTIAL Introduction and Transaction Overview Scope of Analysis Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below: 1.Reviewed the following documents: -The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2013, December 31, 2014 and December 31, 2015 and the Company’s preliminary unaudited interim income statements for the three months ended March 31, 2015 and March 31, 2016 provided to Duff & Phelps by management of the Company; -A detailed financial projection model for the years ending December 31, 2016 through 2024, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”); -Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company; -The valuation report for the Company’s investment in Beijing Shengshi Lianhe and related earnout provision dated May 12, 2016 prepared by ValueLink Group and provided to Duff & Phelps by management of the Company; -A letter dated June 22, 2016 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and -Documents related to the Proposed Transaction, including the Merger Agreement; 2.Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company; 3.Discussed with the Company’s management its plans and intentions with respect to the management and operation of the business; 4.Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant; 5.Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and 6.Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

Introduction and Transaction Overview

Ownership Summary



Institutional Investors 24.2%
Public & Other Shareholders 27.6%
Options 6.8%
Other Management / Director 11.4%
Buyer Consortium 30.0%

Source: Company filings, Capital IQ, Company provided.

(1) Includes 16,105,980 Shares beneficially owned by Wealthy Environment, a British Virgin Islands company solely owned and controlled by Mr. Herman Guo; 700,000 ADSs, representing 1,400,000 Shares beneficially owned by Wealthy Environment; 20,000,000 Shares beneficially owned by Global Earning, a British Virgin Islands company solely owned and controlled by Ms. Dan Shao; 292,107 ADSs, representing 584,214 Shares beneficially owned by Ms. Dan Shao. Mr. Herman Guo is married to Ms. Dan Shao. Mr. Herman Guo disclaims beneficial ownership of the ordinary shares held by Ms. Dan Shao or Global Earning, per 13-D dated October 27, 2015.

(2) Includes 2,000,000 Shares directly held by Mambo Fiesta, a British Virgin Islands company solely owned and controlled by Mr. Qing Xu, per 13-D dated October 27, 2015.

(3) 124,395,645 Ordinary Shares outstanding as of December 31, 2015, per 20-F filed with the U.S. Securities and Exchange Commission on May 16, 2016.

Shareholders as of June 24, 2016	ADSs	% of Fully Diluted Ownership
Buyer Consortium		
Herman Guo (Chairman and CEO) (1)	19,045,097	28.5%
Qing Xu (Director and Executive President) (2)	1,000,000	1.5%
Buyer Consortium	**20,045,097**	**30.0%**
Other Management / Director		
Peixin Xu (Director)	6,000,000	9.0%
James Feng (Director and President)	1,578,064	2.4%
Other Management / Director	**7,578,064**	**11.4%**
Institutional Investors		
First Manhattan Co.	2,885,822	4.3%
Credit Suisse, Investment Banking and Securities Investments	2,003,905	3.0%
Nine Masts Capital Limited	1,974,006	3.0%
China Asset Management Co., Ltd.	1,861,200	2.8%
Morgan Stanley, Investment Banking and Brokerage Investments	1,037,098	1.6%
Societe Generale, Securities Investments	1,032,248	1.5%
UBS Asset Management	989,223	1.5%
Top Ace Asset Management Ltd	883,378	1.3%
Central Asset Investments & Management Holdings (HK) Ltd	592,460	0.9%
The Oxford Asset Management Company Limited	346,834	0.5%
Goldman Sachs Group, Investment Banking and Securities Investments	343,916	0.5%
Renaissance Technologies Corp.	334,838	0.5%
Tairen Capital Limited	320,300	0.5%
Deutsche Bank, Private Banking and Investment Banking Investments	250,157	0.4%
Wolverine Asset Management, LLC	213,065	0.3%
Top 15 Institutional Investors	**15,068,450**	**22.6%**
Institutional Investors	**16,129,236**	**24.2%**
Public & Other Shareholders	18,445,426	27.6%
Total ADSs Outstanding (3)	**62,197,823**	**93.2%**
Options In-the-Money at Offer Price	4,549,484	6.8%
Fully Diluted ADSs Outstanding at Offer Price	**66,747,307**	**100.0%**

CONFIDENTIAL

7

DUFF & PHELPS

Introduction and Transaction Overview

Trading Analysis

AirMedia Group Inc. - Trading History

May 21, 2015 to June 21, 2016


Offer Price Premium Relative to:
Current (6/21/16) $3.90 53.8%
One Day Prior $3.52 70.5%
30- Day VWAP (1) $5.41 10.8%
60- Day VWAP (1) $4.61 30.2%
90- Day VWAP (1) $4.57 31.3%
June 15, 2015 AirMedia reached definitive agreement with Beijing Longde Wenchuang Fund to sell 75% equity interest of its advertising business for RMB 2.1 billion.
Spetember 30, 2015 AirMedia entered into Merger Agreement , pursuant to which Airmedia Holding Ltd. will acquire AirMedia for US$6.00 per ADS.
June 19, 2015 AirMedia received a non-binding proposal from its Chairman and CEO Mr. Herman Man Guo to acquire remaining shares of Airmedia for $6.00 per ADS.
August 25, 2015 AirMedia reported Q2 '15 earnings results. The Company reported net revenue of $11.9 million and loss of $0.32 per ADS.
November 17, 2015 AirMedia reported Q3'15 earnings results. The Company reported net revenue of $10.4 million and loss of $0.16 per ADS.
May 16, 2016 Airmedia reported CY15 earnings results. The Company reported net revenue of $50.2 million and net income of $2.46 per ADS.
ADS Price
Volume (thousands)
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
25,000.0
20,000.0
15,000.0
10,000.0
5,000.0
0.0
5/21/15
6/21/15
7/21/15
8/21/15
9/21/15
10/21/15
11/21/15
12/21/15
1/21/16
2/21/16
3/21/16
4/21/16
5/21/16
6/21/16
Volume
Price
30-day Trailing VWAP
60-day Trailing VWAP
90-day Trailing VWAP
Offer

(1) Trailing Volume Weighted Average Price (VWAP) at Offer

AirMedia Group Inc. Historical Trading Metrics

(in thousands, except per Share)

During one year prior to Offer	
Average Closing Price	$2.80
High	$7.34
Low	$1.68
Average Volume	708.8
% of Shares Issued and Outstanding	1.1%
% of Float	2.0%

Post offer	
Average Closing Price	$5.11
High	$5.70
Low	$3.72
Average Volume	812.1
% of Shares Issued and Outstanding	1.3%
% of Float	2.3%

Source: Capital IQ

CONFIDENTIAL 8 DUFF & PHELPS

Introduction and Transaction Overview

Proposed Transaction

AirMedia Group Inc. - Offer Premium

	ADS Price	Implied Premium
ADS price of 6/21/16	$3.90	53.8%
One-week prior to Offer (6/12/15)	$7.26	(17.4%)
30-days trailing VWAP at Offer	$5.41	10.8%
60-days trailing VWAP at Offer	$4.61	30.2%
90-days trailing VWAP at Offer	$4.57	31.3%
One-year prior to Offer (6/19/14)	$2.48	141.9%
Initial Public Offering (11/6/2007)	$15.00	(60.0%)
Offer Price	**$6.00**	

AirMedia Group Inc. - Implied Multiples

(USD in millions, except per ADS data)

		Offer $6.00
Fully Diluted ADSs Issued and Outstanding (millions)	66.7	
Implied Aggregate Equity Value & Options Proceeds		$400.5
Less: Proceeds from Exercise of Options		(10.5)
Less: Remaining Ownership of Beijing Shengshi Lianhe (1)		(72.7)
Less: Long-Term Investment (2)		(6.6)
Less: Amount Due from Related Party (3)		(2.4)
Less: Other Assets (4)		(3.2)
Less: Provision for Earnout Commitment (5)		24.8
Plus: Business Held for Sale (6)		5.3
Plus: Minority Interest (7)		44.1
Plus: Tax Payable (8)		42.8
Plus: Amounts Due to related parties (9)		15.1
Less: Cash (10)		(281.3)
Implied Enterprise Value		**$156.0**
Implied Offer Multiples:		
EV / 2017 EBITDA	$19.3	7.9x
EV / LTM Revenue	$10.4	15.02x
EV / 2016 Revenue	$98.4	1.58x
EV / 2017 Revenue	$154.5	0.98x

Note: Balance sheet data as of December 31, 2015 and LTM data as of March 31, 2016. Financial performance metrics presented are adjusted to exclude public company costs, non-recurring income (expenses) and business held for sale.

(1) Reflects the fair value of remaining 25% interest in Beijing Shengshi Lianhe, as reported in the Company's 20-F filing and balance sheet as of December 31, 2015. Subject to 10% withholding tax.
(2) Includes investments in privately held companies. Subject to 10% withholding tax.
(3) Includes consideration receivable and concession fees receivable with several investees. Subject to 10% withholding tax.
(4) Includes investment in film and TV series net of related liabilities. Subject to 10% withholding tax.
(5) Reflects the fair value of earnout commitment related to the sale of 75% in Beijing Shengshi Lianhe, as reported in the Company's 20-F filing and balance sheet as of December 31, 2015.
(6) Reflects the expected sale proceeds of certain non-core business to be sold (subject to 10% withholding tax) , net of negative cash flow for 2016, as projected by Company management.
(7) Estimated fair market value of non-controlling interest, based on Management Projections.
(8) Tax payable primarily related to sale of 75% in Beijing Shengshi Lianhe.
(9) Amount due to Beijing Shengshi Lianhe.
(10) Adjusted to include proceeds from sale of 75% in Beijing Shengshi Lianhe received in January 2016. Reflects a 10% withholding tax discount on onshore cash, net of projected negative cash flow and cash to offset liabilities.

CONFIDENTIAL 9 DUFF & PHELPS

Introduction and Transaction Overview

Valuation Summary

Valuation Range Conclusions

(RMB in thousands, except per ADS values or otherwise noted)

		Low		High	Offer Price
Enterprise Value Range		¥ 605,600	-	¥ 844,400	
Plus: Proceeds from Exercise of Options		¥69,006	-	¥69,006	
Plus: Remaining Ownership of Beijing Shengshi Lianhe (1)		479,094	-	479,094	
Plus: Long-Term Investment (2)		43,492	-	43,492	
Plus: Amount Due from Related Party (3)		16,044	-	16,044	
Plus: Other Assets (4)		20,848	-	20,848	
Less: Provision for Earnout Commitment (5)		(163,500)	-	(163,500)	
Less: Business Held for Sale (6)		(35,239)	-	(35,239)	
Less: Minority Interest (7)		(235,040)	-	(342,393)	
Less: Tax Payable (8)		(282,218)	-	(282,218)	
Less: Amounts Due to Related Parties (9)		(99,687)	-	(99,687)	
Value Attributable to Fully Diluted ADSs (Excluding Cash)		**¥ 418,400**	-	**¥ 549,847**	
Fully Diluted ADSs Issued and Outstanding		66,747,307	-	66,747,307	
Value Per ADS (RMB)		¥6.27	-	¥8.24	
RMB to USD FX rate (as of 6/20/2016)		6.59	-	6.59	
Value Per ADS Range (Excluding Excess Cash)		**$0.95**	-	**$1.25**	
Excess Cash (10)		1,853,977		1,853,977	
Cash Value Per Fully Diluted ADSs Issued and Outstanding (RMB)		¥27.78	-	¥27.78	
Cash Value Per Fully Diluted ADSs Issued and Outstanding (USD)		$4.21	-	$4.21	**Offer Price**
Value Per ADS Range		**$5.17**	-	**$5.46**	**$6.00**
Implied Valuation Multiples					
EV / 2017 EBITDA	¥130,584	4.6x	-	6.5x	7.9x
EV / LTM Revenue	¥68,441	8.85x	-	12.34x	15.02x
EV / 2016 Revenue	¥649,373	0.93x	-	1.30x	1.58x
EV / 2017 Revenue	¥1,044,560	0.58x	-	0.81x	0.98x

Note: Balance sheet data as of December 31, 2015 and LTM data as of March 31, 2016. Financial performance metrics presented are adjusted to exclude public company costs, non-recurring income (expenses) and business held for sale.

(1) Reflects the fair value of remaining 25% interest in Beijing Shengshi Lianhe, as reported in the Company's 20-F filing and balance sheet as of December 31, 2015. Subject to 10% withholding tax.
(2) Includes investments in privately held companies. Subject to 10% withholding tax.
(3) Includes consideration receivable and concession fees receivable with several investees. Subject to 10% withholding tax.
(4) Includes investment in film and TV series net of related liabilities. Subject to 10% withholding tax.
(5) Reflects the fair value of earnout commitment related to the sale of 75% in Beijing Shengshi Lianhe; as reported in the Company's 20-F filing and balance sheet as of December 31, 2015.
(6) Reflects the expected sale proceeds of certain non-core business to be sold (subject to 10% withholding tax), net of negative cash flow for 2016, as projected by Company management.
(7) Estimated fair market value of non-controlling interest, based on Management Projections.
(8) Tax payable primarily related to sale of 75% in Beijing Shengshi Lianhe.
(9) Amount due to Beijing Shengshi Lianhe.
(10) Adjusted to include proceeds from sale of 75% in Beijing Shengshi Lianhe received in January 2016. Reflects a 10% withholding tax discount on onshore cash, net of projected negative cash flow and cash to offset liabilities.

CONFIDENTIAL 10 DUFF & PHELPS

Section 02 Valuation Analysis

Valuation Analysis

Financial Performance

Historical and Projected Financial Performance

(RMB in thousands)

	2015A	YTD 3/31/2015	YTD 3/31/2016	LTM 3/31/2016	2016P	2017P	2018P	2019P	2020P	2021P	2022P	2023P	2024P
Railway Wi-Fi	¥ 3,257	¥ 245	¥ 433	¥ 3,445	¥ 238,083	¥ 370,714	¥ 430,671	¥ 584,339	¥ 637,068	¥ 645,350	¥ 649,080	¥ 658,074	¥ 662,587
Growth	NA	NA	76.8%	NA	NM	55.7%	16.2%	35.7%	9.0%	1.3%	0.6%	1.4%	0.7%
Bus Wi-Fi	¥ 5	¥ 0	¥ 8	¥ 12	¥ 237,655	¥ 406,077	¥ 550,972	¥ 625,352	¥ 653,666	¥ 671,630	¥ 727,523	¥ 741,176	¥ 745,148
Growth	NA	NA	NM	NA	NM	70.9%	35.7%	13.5%	4.5%	2.7%	8.3%	1.9%	0.5%
Flight Wi-Fi	¥ 854	¥ 124	¥ 481	¥ 1,211	¥ 66,586	¥ 154,650	¥ 253,193	¥ 349,431	¥ 506,672	¥ 594,611	¥ 597,595	¥ 600,877	¥ 604,488
Growth	NA	NA	287.8%	NA	NM	132.3%	63.7%	38.0%	45.0%	17.4%	0.5%	0.5%	0.6%
Gas Station Media	¥ 63,742	¥ 14,569	¥ 7,526	¥ 56,699	¥ 83,105	¥ 87,260	¥ 89,005	¥ 89,895	¥ 90,794	¥ 0	¥ 0	¥ 0	¥ 0
Growth	NA	NA	(48.3%)	NA	30.4%	5.0%	2.0%	1.0%	1.0%	(100.0%)	NA	NA	NA
Film Distribution	¥ 9,550	¥ 3,835	¥ 1,359	¥ 7,073	¥ 23,943	¥ 25,859	¥ 27,927	¥ 29,324	¥ 29,910	¥ 30,508	¥ 30,813	¥ 31,122	¥ 31,122
Growth	NA	NA	(64.6%)	NA	150.7%	8.0%	8.0%	5.0%	2.0%	2.0%	1.0%	1.0%	0.0%
Net Revenue	¥ 77,407	¥ 18,773	¥ 9,807	¥ 68,441	¥ 649,373	¥ 1,044,560	¥ 1,351,769	¥ 1,678,341	¥ 1,918,110	¥ 1,942,099	¥ 2,005,011	¥ 2,031,249	¥ 2,043,344
Growth	NA	NA	(47.8%)	NA	NM	60.9%	29.4%	24.2%	14.3%	1.3%	3.2%	1.3%	0.6%
Gross Profit	-¥ 150,352	-¥ 27,352	-¥ 8,852	-¥ 131,852	¥ 47,979	¥ 274,264	¥ 439,409	¥ 642,320	¥ 781,069	¥ 852,936	¥ 904,003	¥ 921,500	¥ 922,690
Margin %	(194.2%)	(145.7%)	(90.3%)	(192.7%)	7.4%	26.3%	32.5%	38.3%	40.7%	43.9%	45.1%	45.4%	45.2%
EBITDA	-¥ 267,596	-¥ 37,637	-¥ 38,419	-¥ 268,378	-¥ 67,957	¥ 130,584	¥ 265,376	¥ 446,276	¥ 564,140	¥ 674,770	¥ 714,723	¥ 723,532	¥ 716,565
Margin %	(345.7%)	(200.5%)	(391.8%)	(392.1%)	(10.5%)	12.5%	19.6%	26.6%	29.4%	34.7%	35.6%	35.6%	35.1%
Growth	NM	NM	NM	NM	NM	NM	103.2%	68.2%	26.4%	19.6%	5.9%	1.2%	(1.0%)
EBIT	-¥ 304,979	-¥ 59,798	-¥ 60,738	-¥ 305,920	-¥ 236,483	-¥ 96,970	-¥ 11,008	¥ 141,629	¥ 260,557	¥ 424,400	¥ 496,894	¥ 525,237	¥ 551,508
Margin %	(394.0%)	(318.5%)	(619.3%)	(447.0%)	(36.4%)	(9.3%)	(0.8%)	8.4%	13.6%	21.9%	24.8%	25.9%	27.0%
Growth	NM	NM	NM	NM	NM	NM	NM	NM	84.0%	62.9%	17.1%	5.7%	5.0%
Capital Expenditures	¥ 67,298	¥ 16,500	¥ 10,000	¥ 60,798	¥ 380,855	¥ 286,451	¥ 246,161	¥ 233,358	¥ 235,687	¥ 261,024	¥ 121,129	¥ 88,884	¥ 65,707
% of Net Revenue	86.9%	87.9%	102.0%	88.8%	58.6%	27.4%	18.2%	13.9%	12.3%	13.4%	6.0%	4.4%	3.2%
% of EBITDA	NM	NM	NM	NM	NM	219.4%	92.8%	52.3%	41.8%	38.7%	16.9%	12.3%	9.2%

Note: Financial performance metrics presented are adjusted to exclude public company costs, non-recurring income (expenses) and business held for sale.
Source: Company filings, Company management

CONFIDENTIAL 12 DUFF & PHELPS

Valuation Analysis    Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology    Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows.    Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders.    Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk.    The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. Discounted Cash Flow Key Assumptions    Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2016-2024 (excluding public company expenses, as provided by the Company’s management) as well as discussions with the Company’s management, a review of the Company’s historical performance and other factors to develop the DCF analysis.    Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula.    Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 17.00% to 19.00%, derived from the Capital Asset Pricing Model.    The following is a summary of the Management Projections utilized in the discounted cash flow analysis: —The Company’s net revenue increases at a compound annual growth rate (“CAGR”) of 15.4% over the eight-year period from 2016 to 2024. —The Company’s EBITDA margin averages 28.7% from 2017 to 2024. —Capital expenditures average 12.4% of revenue from 2017 to 2024. CONFIDENTIAL 13

Valuation Analysis

DCF Analysis Summary

Discounted Cash Flow Analysis

(RMB in thousands)

	2015	2016P	2017P	2018P	2019P	2020P	2021P	2022P	2023P	2024P	Terminal Year
Net Revenue	¥77,407	¥649,373	¥1,044,560	¥1,351,769	¥1,678,341	¥1,918,110	¥1,942,099	¥2,005,011	¥2,031,249	¥2,043,344	¥2,043,344
Growth	*NA*	*NM*	*60.9%*	*29.4%*	*24.2%*	*14.3%*	*1.3%*	*3.2%*	*1.3%*	*0.6%*	
EBITDA	¥-267,596	¥-67,957	¥130,584	¥265,376	¥446,276	¥564,140	¥674,770	¥714,723	¥723,532	¥716,565	¥716,565
Margin	*NA*	*(10.5%)*	*12.5%*	*19.6%*	*26.6%*	*29.4%*	*34.7%*	*35.6%*	*35.6%*	*35.1%*	*35.1%*
Growth		*NM*	*NM*	*103.2%*	*68.2%*	*26.4%*	*19.6%*	*5.9%*	*1.2%*	*(1.0%)*	

	2016P	2017P	2018P	2019P	2020P	2021P	2022P	2023P	2024P	Terminal Year
Earnings Before Interest and Taxes	¥-236,483	¥-96,970	¥-11,008	¥141,629	¥260,557	¥424,400	¥496,894	¥525,237	¥551,508	¥522,447
Pro Forma Taxes @ 15.0%	0	0	0	0	0	(52,875)	(80,549)	(84,879)	(88,856)	(84,497)
Net Operating Profit After Tax	(236,483)	(96,970)	(11,008)	141,629	260,557	371,524	416,345	440,358	462,652	437,950
Depreciation	168,526	227,554	276,385	304,647	303,583	250,370	217,828	198,295	165,057	194,118
Capital Expenditures	(380,855)	(286,451)	(246,161)	(233,358)	(235,687)	(261,024)	(121,129)	(88,884)	(65,707)	(204,334)
(Increase) / Decrease in Working Capital	(27,347)	(45,993)	(32,960)	(41,012)	(27,799)	(2,913)	(20,922)	(9,445)	(8,583)	(8,583)
Free Cash Flow (1)	¥-476,159	¥-201,861	¥-13,745	¥171,905	¥300,654	¥357,958	¥492,122	¥540,324	¥553,418	¥419,150

Enterprise Value Range	Low	High
Terminal Growth Rate	3.25%	3.25%
Weighted Average Cost of Capital	19.00%	17.00%
Concluded Enterprise Value	**¥605,600**	**¥844,400**
Implied Per ADS Range (USD)	$5.17	$5.46

Implied Valuation Multiples			
EV / 2017 EBITDA	¥130,584	4.6x	6.5x
EV / LTM Revenue	¥68,441	8.85x	12.34x
EV / 2016 Revenue	¥649,373	0.93x	1.30x
EV / 2017 Revenue	¥1,044,560	0.58x	0.81x

(1) Prior to application of a 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range.

Note: Balance sheet data as of December 31, 2015 and LTM data as of March 31, 2016. Financial performance metrics presented are adjusted to exclude public company costs, non-recurring income (expenses) and business held for sale.

CONFIDENTIAL 14 DUFF & PHELPS

Valuation Analysis    Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis    Duff & Phelps selected four publicly traded companies in the Wi-Fi industry and five publicly traded companies in the China outdoor advertising industry that were deemed relevant to its analysis.    Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies’ trading multiples of enterprise value to revenue, enterprise value to EBITDA, and enterprise value to EBIT.    Due to the limited comparability of the selected public companies’ financial metrics relative to those of the Company and negative projected EBITDA and free cash flow for the Company, rather than applying a range of selected multiples from a review of the public companies, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the DCF analysis in the context of the Company’s relative size, forecasted growth in revenue and profits, profit margins, capital spending, revenue mix, and other characteristics that we deemed relevant. Selected M&A Transactions Analysis    Duff & Phelps selected precedent transactions within the outdoor advertising and online advertising industry that it determined to be relevant to its analysis. Duff & Phelps computed the LTM revenue and EBITDA for each of the target companies (where publicly disclosed). Duff & Phelps then calculated the implied enterprise value to revenue and enterprise value to EBITDA multiples for each transaction.    The Company is not directly comparable to the target companies in the Selected M&A Transactions Analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis. Details of the Selected M&A Transactions Analysis are included in Appendix 2. None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to limitations. CONFIDENTIAL 15

Valuation Analysis Selected Public Companies Analysis – Financial Metrics Selected Public Companies Analysis ($ in millions, except per share data) COMPANY INFORMATION REVENUE GROWTH EBITDA GROWTH EBITDA MARGIN 3-YR 3-YR 3-YR Company Name LTM 2016 2017 2018 LTM 2016 2017 2018 LTM 2016 2017 2018 CAGR CAGR AVG Wi-Fi Companies ViaSat Inc. 8.2% 2.5% 7.1% 4.7% 11.4% 24.6% -4.5% 16.1% 3.3% 11.9% 16.6% 17.7% 20.3% 20.0% 20.1% Gogo Inc. 29.0 23.1 16.8 17.9 19.8 64.6 198.6 40.7 58.2 48.1 5.0 9.3 10.1 13.6 16.8 Global Eagle Entertainment Inc. 83.3 9.3 12.8 9.5 19.0 NM    55.8 47.6 42.1 65.0 3.9 7.6 10.0 13.0 18.0 Boingo Wireless, Inc. 10.9 18.4 15.7 12.0 12.6 -8.2 46.0 18.3 54.3 40.4 15.5 15.1 15.8 21.8 27.2 Group Median 19.9% 13.9% 14.2% 10.7% 15.8% 24.6% 50.9% 29.5% 48.2% 44.3% 10.3% 12.2% 13.0% 16.8% 19.0% China Outdoor Advertising Companies Clear Media Ltd. 6.4% 4.1% NA    NA    NA    8.5% 11.0% NA    NA    NA    41.8% 43.6% NA    NA    NA    Asiaray Media Group Limited 13.8 6.5 NA    NA    NA     -19.5 -75.3 NA    NA    NA    14.4 4.5 NA    NA    NA    VisionChina Media Inc. -16.9 -27.3 NA    NA    NA    NM    NM    NA    NA    NA     -30.2 -34.9 NA    NA    NA    Dahe Media Co. Ltd. 0.3 14.1 NA    NA    NA    1.7 -5.9 NA    NA    NA    16.5 15.6 NA    NA    NA    SinoMedia Holding Ltd. -8.5 -23.1 NA    NA    NA     -21.8 -48.4 NA    NA    NA    23.5 16.3 NA    NA    NA    Group Median 0.3% 4.1% NA    NA    NA     -8.9% -27.2% NA    NA    NA    16.5% 15.6% NA    NA    NA    Aggregate Mean 14.0% 3.1% 13.1% 11.0% 15.7% 7.1% 22.2% 30.7% 39.5% 41.3% 11.9% 10.5% 14.1% 17.1% 20.5% Aggregate Median 8.2% 6.5% 14.2% 10.7% 15.8% 1.7% 3.2% 29.5% 48.2% 44.3% 15.5% 15.1% 13.0% 16.8% 19.0% AirMedia Group Inc. (Management Projections)(1) NA    NA    NM    60.9% 29.4% NA    NA    NM    NM    103.2% NA    NM     -10.5% 12.5% 19.6% (1) The Company’s financial performance metrics presented are adjusted to exclude public company costs, non-recurring income (expenses) and business held for sale. LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: Bloomberg, Capital IQ, SEC filings CONFIDENTIAL 16

Valuation Analysis
Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis
($ in millions, except per share data)

COMPANY INFORMATION			MARKET DATA			ENTERPRISE VALUE AS MULTIPLE OF					
Company Name	HQ	Exchange	Stock Price on 6/21/16	% of 52-Wk High	Enterprise Value	LTM EBITDA	2016 EBITDA	2017 EBITDA	LTM Revenue	2016 Revenue	2017 Revenue
Wi-Fi Companies											
ViaSat Inc.	United States	NasdaqGS	$70.04	89.8%	$4,526	18.0x	14.8x	14.3x	3.19x	3.00x	2.86x
Gogo Inc.	United States	NasdaqGS	8.28	35.8	949	19.4	16.0	10.1	1.80	1.62	1.38
Global Eagle Entertainment Inc.	United States	NasdaqCM	7.03	49.4	397	11.8	8.3	5.8	0.90	0.83	0.76
Boingo Wireless, Inc.	United States	NasdaqGS	8.74	85.3	387	17.7	15.1	9.8	2.67	2.39	2.14
Group Median						17.9x	15.0x	9.9x	2.24x	2.01x	1.76x
China Outdoor Advertising Companies											
Clear Media Ltd.	Hong Kong	SEHK	$0.88	72.1%	$405	3.9x	NA	NA	1.71x	NA	NA
Asiaray Media Group Limited	Hong Kong	SEHK	0.58	65.2	203	25.0	NA	NA	1.12	NA	NA
VisionChina Media Inc.	China	NasdaqGS	7.48	49.4	99	NM	NA	NA	1.18	NA	NA
SinoMedia Holding Ltd.	China	SEHK	0.25	40.0	67	2.2	NA	NA	0.35	NA	NA
Dahe Media Co. Ltd.	China	SEHK	0.05	33.7	79	7.2	NA	NA	1.13	NA	NA
Group Median						5.6x	NA	NA	1.13x	NA	NA
Aggregate Mean						13.2x	13.5x	10.0x	1.56x	1.96x	1.78x
Aggregate Median						14.8x	15.0x	9.9x	1.18x	2.01x	1.76x

Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents) – (Net Non-Operating Assets)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
EPS = Earnings per share (or ADS)
Source: Bloomberg, Capital IQ, SEC filings

CONFIDENTIAL 17 DUFF & PHELPS

Valuation Analysis    Selected Public Companies Analysis – Implied Multiples Summary    The table below summarizes various valuation multiples for the selected public companies, as well as the valuation multiples for the Company implied by the valuation range determined from the DCF analysis. Implied Valuation Multiples Summary (RMB in thousands) Public Company Public Company Company Metric Implied Valuation Multiples Range Median Performance DCF Enterprise Value ï¿¥605,600—ï¿¥844,400 EV / 2017 EBITDA 5.8x—14.3x 9.9x ï¿¥130,584 4.6x—6.5x EV / LTM Revenue 0.35x—3.19x 1.18x ï¿¥68,441 8.85x—12.34x EV / 2016 Revenue 0.83x—3.00x 2.01x ï¿¥649,373 0.93x—1.30x EV / 2017 Revenue 0.76x—2.86x 1.76x ï¿¥1,044,560 0.58x—0.81x Note: LTM data for the Company as of March 31, 2016. Financial performance metrics presented for the Company are adjusted to exclude public company costs, non-recurring income (expenses) and business held for sale. CONFIDENTIAL 18

Appendix 01 Assumptions, Qualifications, and Limiting Conditions

Assumptions, Qualifications, and Limiting Conditions If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list of the assumptions, qualifications and limiting conditions that will be included in our Opinion letter, if rendered. Assumptions and Reliance – In performing its analyses with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent and without further enquiry:    Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company’s management, and did not independently verify such information (or assume any responsibility or liability for independently verifying such information);    Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;    Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;    Assumed that the information relating to the Company and the Proposed Transaction supplied by the Company to Duff & Phelps and the representations made by the Company’s management regarding the Company and the Proposed Transaction in the Management Representation Letter are accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided;    Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and duly perform all covenants, undertakings and obligations required to be performed by such party;    Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;    Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts withheld from Duff & Phelps which would make the information reviewed by Duff & Phelps incomplete or misleading;    Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and    Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in the Opinion, including as to the reasonableness of such assumptions. CONFIDENTIAL 20

Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following:    Duff & Phelps has prepared the Opinion effective as of the date thereof. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise or reaffirm the Opinion after the date thereof.    Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company.    Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.    Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation or warranty (express or implied), or render any opinion, as to any legal or regulatory or tax or accounting matter. Duff & Phelps expressly disclaims any responsibility or liability in this regard.    In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation payable to or to be received by the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. CONFIDENTIAL 21

Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state:    The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ written consent.    The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based.    The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.    The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, DPS, the Company, and the Special Committee dated July 2, 2015 and amended as of June 20, 2016 (the “Engagement Letter”).    The Opinion is confidential and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter. CONFIDENTIAL 22

Appendix 02 Selected M&A Transactions Analysis

Selected M&A Transactions Analysis

Selected M&A Transactions Analysis
($ in millions)

Announced	Status	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / EBITDA	EV / Revenue
4/11/2016	Pending	Beijing Hantian Xinghe Advertising Co., Ltd.	Offers advertising, conference, and exhibition services	Beijing Tensyn Digital Marketing Technology Joint Stock Company (SZSE:300392)	$78.5	$46.1	NA	NA	NA	1.70x
1/24/2016	Pending	Hangzhou Xinli Media Advertisement Co., Ltd.	Offers advertising services	Zhejiang Jinlihua Electric Co.,Ltd. (SZSE:300069)	$102.6	$52.5	NA	NA	NA	1.95x
7/1/2015	Closed	Shanghai Shunwei Advertising Co., Ltd.	Provides Internet marketing services	Shenzhen Mindata Holding Co., Ltd. (SZSE:002137)	$50.4	$33.3	NA	NA	NA	1.51x
6/9/2015	Closed	Domob Network Technology (Beijing) Co., Ltd.	Offers mobile internet advertising services	BlueFocus (Shanghai) Investment Management Co., Ltd.	$114.9	$72.4	NA	NA	NA	1.59x
6/1/2015	Closed	Cinderella Media Group Limited (SEHK:550)	Provides advertising services primarily in China	ER2 Holdings Limited; City Apex Limited	$77.3	$61.5	$5.8	9.5%	13.2x	1.26x
3/10/2015	Effective	Post-up Stand Inc.	Specializes in retractable banner stands, trade show displays, and mobile presentation solutions in the United States and Canada	TAKKT America Holding, Inc.	$30.0	$16.0	NA	NA	NA	1.88x
12/23/2014	Closed	Signal AG	Offers road marking, signage, and other services	INTEGRA Holding AG	$40.5	$50.7	NA	NA	NA	0.80x
8/18/2014	Closed	Beijing adSage Technology Co., Ltd.	Operates as a digital advertising agency for clients' marketing campaigns globally	Shanghai Oriental Pearl Media Co., Ltd. (SHSE:600637)	$79.9	$40.3	NA	NA	NA	1.98x
8/8/2014	Closed	Beijing Jin Yuan Interactive Technology Co., Ltd.	Offers mobile advertising services	MG Unmobi Technology Inc. (SZSE:300242)	$66.6	$7.0	NA	NA	NA	9.57x
6/4/2014	Closed	Shenyang Dakesi Advertising Co., Ltd.	Provides advertising services and operates outdoor LED large screen media in Northeast China	Shanghai New Culture Media Group Co., Ltd. (SZSE:300336)	$48.0	$6.3	NA	NA	NA	7.58x
5/16/2014	Closed	PubliGroupe AG	Engages in the sale of advertising space in Switzerland, rest of Europe, Hong Kong, India, Canada, and the United States	Swisscom AG (SWX:SCMN)	$508.0	$299.4	$10.9	3.6%	46.6x	1.70x
12/16/2013	Closed	Sichuan Time Share Advertising & Communication Co., Ltd.	Offers advertising services using outdoor billboard space	Shenzhen Liantronics Co., Ltd. (SZSE:300269)	$141.6	$64.4	NA	NA	NA	2.20x
8/12/2012	Closed	Focus Media Holding Ltd.	Operates liquid crystal display (LCD) network using audiovisual digital displays in China	The Carlyle Group LP (NasdaqGS:CG); China Everbright Ltd. (SEHK:165); CITIC Capital Partners; CDH Investments; Fosun International Limited (SEHK:656); FountainVest Partners	$3,152.7	$938.4	$304.7	32.5%	10.3x	3.36x
6/26/2012	Closed	Adverline S.A.	Engages in the provision of Internet advertising services in France	Financière Adverline SAS	$64.9	$31.5	$3.4	10.9%	18.9x	2.06x
					Mean				22.3x	2.80x
					Median				16.1x	1.91x

Source: Capital IQ, company filings, press releases

CONFIDENTIAL
24
DUFF & PHELPS

Appendix 03 Summary of Premiums Paid

Summary of Premiums Paid Premiums Paid Analysis—Going Private Transactions Transactions announced, closed, or effective from January 2012 to June 2016 Premium as a % of One-Day One-Week One-Month One-Day Number of Prior to Prior to Prior to Prior as a % of Deals Announcement Announcement Announcement 52-Week High Date Date Date Overall Mean 436 36.8 37.7 41.4 69.7 Overall Median 24.4 27.4 27.7 76.0 Chinese Companies Mean 93 35.7 35.9 37.7 65.8 Chinese Companies Median 23.4 27.4 25.5 68.3 US-Listed Chinese Companies Mean 83 35.7 36.5 40.5 65.9 US-Listed Chinese Companies Median 23.0 27.4 23.2 66.7 AirMedia Group Inc. 70.5 (17.4) (1.2) 45.7 Premiums Paid Analysis—Advertising Change of Control Transactions Transactions announced, closed, or effective from January 2012 to June 2016 Premium as a % of One-Day One-Week One-Month One-Day Number of Prior to Prior to Prior to Prior as a % of Deals Announcement Announcement Announcement 52-Week High Date Date Date Overall Industry Mean 39 59.6 67.4 78.0 36.1 Overall Industry Median 31.6 44.6 59.3 30.1 Chinese Companies Mean 4 17.6 30.5 41.1 59.9 Chinese Companies Median 17.6 30.5 41.1 72.4 AirMedia Group Inc. 70.5 (17.4) (1.2) 45.7 Note: Excludes negative premiums.    Source: Capital IQ CONFIDENTIAL 26